Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS

Increases Quarterly Dividend and Approaches Full Execution of Genco’s Comprehensive Value Strategy

Reports Highest Quarterly Earnings Per Share Since 2008

New York, New York, November 3, 2021 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months and nine months ended September 30, 2021.

The following financial review discusses the results for the three months and nine months ended September 30, 2021 and September 30, 2020.

Third Quarter 2021 and Year-to-Date Highlights

•	As part of Genco’s comprehensive value strategy announced in April 2021, we have taken the following steps in the year-to-date:
o	Closed our $450 Million Credit Facility in August 2021, which provides additional flexibility for capital allocation, lowers our cash flow breakeven rate, and improves key terms
o	Took delivery of four modern, fuel efficient Ultramax vessels in Q3 2021
o	Repaid $144.2 million of debt during the first nine months of 2021, or 32% of the beginning year debt balance
◾	We plan to pay down debt to $246 million by year-end 2021
o	Fixed seven vessels on period TCs for ~1 to ~2 years at rates between $23,375 and $32,000 per day to secure cash flows and de-risk acquisitions
•	Genco increased its regular quarterly cash dividend to $0.15 per share for the third quarter of 2021
o	Payable on or about November 22, 2021 to all shareholders of record as of November 15, 2021
o	We have now declared cumulative dividends totaling $1.055 per share over the last nine quarters
o	The first dividend under Genco’s value strategy, is to be based on Q4 2021 results and be payable in Q1 2022
•	We recorded net income of $57.1 million for the third quarter of 2021

o	Basic and diluted earnings per share of $1.36 and $1.34, respectively
o
Adjusted net income[1] of $61.7 million or basic and diluted earnings per share of $1.47 and $1.44, respectively, excluding $4.4 million in loss on debt extinguishment and a $0.2 million loss on sale of vessels

o	Represents our highest quarterly earnings per share result since Q3 2008
•	Voyage revenues totaled $155.3 million and net revenue[1] (voyage revenues minus voyage expenses and charter hire expenses) totaled $108.8 million during Q3 2021
o	Our average daily fleet-wide time charter equivalent, or TCE[1], for Q3 2021 was $29,287, marking our highest quarterly TCE since 2010
o	We estimate our TCE to date for Q4 2021 to be $36,879 for 71% of our owned fleet available days, based on both period and current spot fixtures
•	Recorded adjusted EBITDA of $79.8 million during Q3 2021, which is greater than the comparable figure for all of 2020[1]
•
Maintained a strong liquidity position with $80.5 million of cash as of September 30, 2021, after $144.2 million of debt repayments as well as $108.7 million paid for vessels acquired in the year to date

•
Established a new joint venture, GS Shipmanagement Pte. Ltd., with The Synergy Group (“Synergy”) for the technical management of our fleet, which aims to unlock further value for shareholders through its differentiated approach to ship management

•	Became a signatory to the Call to Action for Shipping Decarbonization

John C. Wobensmith, Chief Executive Officer, commented, “During the third quarter, Genco maintained its upward earnings trajectory posting its best quarter since 2008. We continue to capitalize on both our leading platform and the favorable drybulk market, which has moved from strength-to-strength in recent quarters. While we anticipate normal seasonality in the coming months, the overall fundamentals, including a historically low orderbook, remain supportive of Genco further taking advantage of its strong earnings power for the benefit of shareholders. Against this favorable backdrop, we are progressing towards the full execution of our comprehensive value strategy. Importantly, we have laid the groundwork over the course of the year, have once again increased our quarterly dividend and are on schedule to declare our first dividend under our new policy.”

Mr. Wobensmith, continued, “With our expected debt balance of $246 million by year-end 2021, representing a planned 45% pay down of our debt outstanding at the start of the year, we will have meaningfully reduced our financial leverage creating an attractive risk-reward profile for the Company. Based on this success and our significant operating leverage, we believe we are well-positioned to distribute compelling dividends to shareholders through diverse market environments while continuing to opportunistically grow the Company.”

1 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for a further reconciliation.

Comprehensive Value Strategy Update

Genco’s comprehensive value strategy is centered on three key pillars:
•	Low financial leverage
•	Paying sizeable quarterly cash dividends to shareholders, and
•	Growth of the Company’s asset base

We believe this strategy is a key differentiator for the Company and will drive shareholder value over the long-term creating a compelling risk-reward balance.

Drawing on one of the strongest balance sheets in the industry, Genco has utilized a phased in approach to further reduce its debt and refinance its current credit facilities in order to lower its cash flow breakeven levels positioning the Company to pay a sizeable quarterly dividend across diverse market environments. At the same time, we also maintain significant flexibility to grow the fleet through accretive vessel acquisitions. The first dividend under the Company’s new corporate strategy will be based on Q4 2021 results and be payable in Q1 2022.

In implementing this strategy, the Company has taken the following measures to date:

•	Deleveraging: paid down $144.2 million of debt during the first nine months of 2021, or approximately 32% of our outstanding debt
•	Refinancing: closed on a new global credit facility to increase flexibility, improve key terms and lower cash flow breakeven rates
•	Revolver: our new $450 million credit facility has a substantial revolver in place with $137.5 million of availability as of September 2021
•	Growth: agreed to acquire six modern, fuel efficient Ultramaxes since April 2021
•	Securing revenue: opportunistically fixed various period time charterers to secure cash flows and de-risk recent acquisitions

Vessel	Type	Rate	Duration	Min Expiration
Genco Liberty	Capesize	$31,000	10-13 months	Feb-22
Baltic Bear	Capesize	$32,000	10-14 months	Mar-22
Baltic Wolf	Capesize	$30,250	22-28 months	Jun-23
Genco Maximus	Capesize	$27,500	24-30 months	Sep-23
Genco Vigilant	Ultramax	$17,750	11-13 months	Sep-22
Genco Freedom	Ultramax	$23,375	20-23 months	Mar-23
Baltic Hornet	Ultramax	$24,000	20-23 months	Apr-23
Baltic Wasp	Ultramax	$25,500	23-25 months	Jun-23

We plan to have $246 million of debt outstanding at December 31, 2021 following voluntary debt repayments totaling $59 million in the fourth quarter of 2021. Importantly, following these repayments, we will have no mandatory debt amortization payments until December 2025, or later, if we continue to make additional voluntary paydowns. Regardless of this favorable mandatory amortization schedule, we plan to continue to voluntarily pay down our debt with the medium term objective of reducing our net debt to zero and a longer term goal of zero debt.

Dividend policy

For the third quarter of 2021, Genco declared a cash dividend of $0.15 per share. This represents an increase of $0.05 per share compared to the previous quarter. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facilities) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

As part of Genco’s value strategy, the Board of Directors adopted a new quarterly dividend policy for dividends payable commencing in the first quarter of 2022 in respect to the Company’s financial results for the fourth quarter of 2021.  Under the new quarterly dividend policy, the amount available for quarterly dividends is to be calculated based on the following formula:

Operating cash flow
Less: Debt repayments
Less: Capital expenditures for drydocking
Less: Reserve
Cash flow distributable as dividends

For purposes of the foregoing calculation, operating cash flow is defined as voyage revenue less voyage expenses, charter hire expenses, vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management fees, and interest expense other than non-cash deferred financing costs.  Anticipated uses for the reserve include, but are not limited to, vessel acquisitions, debt repayments, and general corporate purposes. In order to set aside funds for these purposes, the reserve will be set on a quarterly basis in advance of the subsequent quarter and is anticipated to be based on future quarterly debt repayments and interest expense. The quarterly reserve for the fourth quarter of 2021, which is set in and remains subject to our Board of Directors’ discretion,  is expected to be $10.75 million, which was determined based on $8.75 million for voluntary debt repayments anticipated to be made in Q1 2022 as well as estimated cash interest expense on our debt. The quarterly debt repayment and reserve will be reassessed on a quarterly basis in advance by the Board of Directors and management. Maintaining a quarterly reserve as well as optionality for the uses of the reserve are important factors of the corporate strategy as it enables Genco to be flexible depending on market conditions and provide a more tailored approach to Genco’s overall business model.

The Board expects to reassess the payment of dividends as appropriate from time to time. The quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with law and contractual obligations and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders.

Genco’s active commercial operating platform and fleet deployment strategy

Overall, we utilize a portfolio approach towards revenue generation through a combination of short-term, spot market employment as well as opportunistically booking longer term coverage.

Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet. Our barbell approach towards fleet composition enables Genco to gain exposure to both the major and minor bulk commodities with a fleet whose cargoes carried align with global commodity trade flows. This approach continues to serve us well given the upside experienced in major bulk rates together with the continued improvement and relative stability of minor bulk rates.

Based on current fixtures to date, our estimated TCE to date for the fourth quarter of 2021 on a load-to-discharge basis is presented below. Our estimated Q4 TCE based on current fixtures is 26% higher than Q3, highlighting our opportunistic and mostly spot oriented approach to fixture activity. In the year-to-date, we have selectively booked period time charter coverage for approximately one to two years on four Capesize and four Ultramax vessels. We view these fixtures as part of our portfolio approach to fixture activity and prudent to take advantage of in the firm freight rate environment. Specifically, the three Ultramax time charters for two years each were booked to de-risk the purchase of the three Ultramax vessels we agreed to purchase in July 2021 and are expected to result in an unlevered cash-on-cash return of approximately 50% over the two year period.

Estimated net TCE - Q4 2021 to Date
Vessel Type	Period	Spot	Fleet-wide	% Fixed
Capesize	$28,197	$51,288	$43,708	72%
Ultramax/Supramax	$23,109	$37,620	$32,143	71%
Fleet-wide	$25,024	$43,471	$36,879	71%

As we have fixed eight vessels on one to two year period time charters, we have provided a TCE breakout of the period time charters as well as the spot trading fixtures in the fourth quarter to date. Actual rates for the fourth quarter will vary based upon future fixtures. We have approximately eight Capesize vessels coming open in the coming weeks, of which we plan to ballast select vessels to the Atlantic basin. As the market has declined from the highs seen during the third quarter and early October, we anticipate the unfixed portion of our available days to be contracted at lower rates than those reflected above in our fixtures to date.

Fleet Update

Since April 2021, the Company has entered agreements to purchase six modern, fuel efficient Ultramax vessels. To date, we have taken delivery of the following Ultramax vessels:

•	Genco Enterprise (2016-built) on August 23, 2021
•	Genco Madeleine (2014-built) on August 23, 2021
•	Genco Mayflower (2017-built) on August 24, 2021
•	Genco Constellation (2017-built) on September 3, 2021

We anticipate taking delivery of the final two Ultramaxes in January 2022 at which point we expect to pay the remaining $40.8 million to acquire these two vessels. Since December 2020, we have grown our core Ultramax fleet by nine vessels to a total of 15 vessels as we continue to modernize and expand our fleet at an attractive point in the drybulk cycle.

Regarding vessel divestitures, we completed the sale of the Genco Provence on November 2, 2021, for gross proceeds of $13.25 million. With this sale, we have now divested the oldest vessel in our fleet and in the process have avoided drydocking capex scheduled for 2022 of approximately $0.8 million.

Financial Review: 2021 Third Quarter

The Company recorded net income for the third quarter of 2021 of $57.1 million, or $1.36 and $1.34 basic and diluted earnings per share, respectively. Comparatively, for the three months ended September 30, 2020, the Company recorded a net loss of $21.1 million, or $0.50 basic and diluted net loss per share.

The Company’s revenues increased to $155.3 million for the three months ended September 30, 2021, as compared to $87.5 million recorded for the three months ended September 30, 2020, primarily due to higher rates achieved by both our major and minor bulk vessels, as well as our third-party time chartered-in vessels, which was partially offset by the operation of fewer vessels in our fleet. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $29,287 per day for the three months ended September 30, 2021 as compared to $11,456 per day for the three months ended September 30, 2020. During the third quarter of 2021, drybulk freight rates reached decade highs led by a seasonal rise in iron ore shipments from Brazil and Australia, strong global economic activity, a reduction of fleet-wide productivity due to COVID-19 restrictions and port congestion, increased demand for coal ahead of peak winter season and manageable fleet growth due to the historically low orderbook. Rates continued to show strength going into the fourth quarter, with the BCI reaching a peak on October 7th, but have since come off their highs due to easing iron ore exports, a decline in port congestion together with reduced steel output in China from the record levels seen earlier in the year. These factors have been partially offset by an increase in coal shipments.

Voyage expenses were $37.8 million for the three months ended September 30, 2021 compared to $33.5 million during the prior year period. This increase was primarily due to higher bunker expenses, partially offset by the operation of fewer vessels. Vessel operating expenses decreased to $21.8 million for the three months ended September 30, 2021 from $23.5 million for the three months ended September 30, 2020, primarily due to fewer owned vessels during the third quarter of 2021 as compared to the third quarter of 2020, partially offset by higher crew expenses as a result of COVID-19 related expenses and disruptions. General and administrative expenses increased to $5.7 million for the third quarter of 2021 compared to $5.1 million for the third quarter of 2020, primarily due to higher legal and professional fees. Depreciation and amortization expenses decreased to $14.2 million for the three months ended September 30, 2021 from $16.1 million for the three months ended September 30, 2020, primarily due to a decrease in depreciation for certain vessels in our fleet that were impaired during 2020, as well as a decrease in the depreciation of vessels due to the operation of a smaller fleet during the third quarter of 2021 as compared to the third quarter of 2020.

Daily vessel operating expenses, or DVOE, amounted to $5,833 per vessel per day for the third quarter of 2021 compared to $4,961 per vessel per day for the third quarter of 2020. This increase is primarily attributable to higher crew expenses as a result of COVID-19 related expenses and disruptions, as well as higher spares. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers, our DVOE budget for Q4 2021 is $5,100 per vessel per day on a fleet-wide basis reflecting the larger weighting of our fleet towards Capesize vessels following the sales of smaller Supramax and Handysize vessels as well as an anticipated increase in COVID-19 related expenses. The potential impacts of COVID-19 are beyond our control and are difficult to predict due to uncertainties surrounding the pandemic.

Apostolos Zafolias, Chief Financial Officer, commented, “During the quarter, we took important steps to strengthen our capital structure and further reduce our financial leverage. We closed our new $450 million credit facility, which will further reduce our cash flow break evens to among the lowest in the industry and provide additional flexibility through improved terms and a sizeable revolver. We entered the fourth quarter with a strong cash position and the financial flexibility to continue to execute on all components of our comprehensive value strategy related to distributing sizeable dividends to shareholders and opportunistically growing the fleet. Our focus remains on improving the strength of our balance sheet and shareholder returns. We are pleased with our ongoing success and will focus on continuing to pay down debt with a medium-term objective of reducing our net debt to zero.”

Financial Review: Nine Months 2021

The Company recorded net income of $91.2 million or $2.17 and $2.14 basic and diluted net earnings per share for the nine months ended September 30, 2021, respectively. This compares to a net loss of $159.7 million or $3.81 basic and diluted net loss per share for the nine months ended September 30, 2020. Net income for the nine months ended September 30, 2021 includes a $0.9 million loss on sale of vessels as well as a $4.4 million loss on debt extinguishment. Net loss for the nine months ended September 30, 2020 includes $134.7 million in non-cash vessel impairment charges and a $0.8 million loss on sale of vessels.  Revenues increased to $363.9 million for the nine months ended September 30, 2021 compared to $260.1 million for the nine months ended September 30, 2020, primarily due to higher rates achieved by our fleet as well as our third party time chartered-on vessels, which was partially offset by the operation of fewer vessels in our fleet. Voyage expenses decreased to $109.6 million for the nine months ended September 30, 2021 from $123.6 million for the same period in 2020. TCE rates obtained by the Company increased to $20,761 per day for the nine months ended September 30, 2021 from $9,307 per day for the nine months ended September 30, 2020. Total operating expenses for the nine months ended September 30, 2021 and 2020 were $255.9 million and $402.3 million, respectively. Total operating expenses include a loss on sale of vessels of $0.9 million for the nine months ending September 30, 2021. For the nine months ended September 30, 2020, total operating expenses include $134.7 million in non-cash vessel impairment charges, as well as a loss on sale of vessels of $0.8 million for the nine months ending September 30, 2020. General and administrative expenses for the nine months ended September 30, 2021 increased to $17.6 million as compared to the $16.4 million in the same period of 2020, primarily due to higher legal and professional fees. DVOE was $5,286 for the year-to-date period in 2021 versus $4,576 in 2020. The increase in daily vessel operating expense was predominantly due to higher crew expenses as a result of COVID-19 related expenses and disruptions. As a result of COVID-19 restrictions during the first half of 2020, we were unable to perform our regularly scheduled crew changes, resulting in an abnormally low DVOE for that period. EBITDA for the nine months ended September 30, 2021 amounted to $145.4 million compared to $(93.5) million during the prior period. During the nine months of 2021 and 2020, EBITDA included non-cash impairment charges, gains and losses on sale of vessels as well as a loss on debt extinguishment as mentioned above. Excluding these items, our adjusted EBITDA would have amounted to $150.7 million and $42.1 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the nine months ended September 30, 2021 was $135.0 million as compared to $16.0 million for the nine months ended September 30, 2020. This increase in cash provided by operating activities was primarily due to higher rates achieved by our major and minor bulk vessels, changes in working capital, as well as a decrease in drydocking related expenditures and interest expense.

Net cash used in investing activities for the nine months ended September 30, 2021 was $77.3 million as compared to net cash provided by investing activities of $12.3 million for the nine months ended September 30, 2020.  This fluctuation was primarily due to the purchase of four Ultramax vessels which delivered during the third quarter of 2021, as well as deposits made for the two Ultramax vessels that are expected to be delivered during the first quarter of 2022.  These fluctuations were partially offset by a decrease in scrubber related expenses and an increase in net proceeds from the sale of vessels during the nine months ended September 30, 2021 as compared to the same period during 2020.

Net cash used in financing activities during the nine months ended September 30, 2021 and 2020 was $156.9 million and $29.8 million, respectively.  The increase was primarily due to the refinancing of the $495 Million Credit Facility and the $133 Million Credit Facility with the $450 Million Credit Facility on August 31, 2021.  During the nine months ended September 30, 2021, the increase in total net cash used in financing activities related to our credit facilities was $123.8 million as compared to the same period during 2020.  Additionally, there was a $5.0 million increase in the payment of deferred financing costs paid in relation to the $450 Million Credit Facility during the nine months ended September 30, 2021.  These increases were partially offset by a $1.8 million decrease in the payment of dividends during the nine months ended September 30, 2021 as compared to the same period during 2020.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of November 3, 2021, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, 13 Ultramax and 12 Supramax vessels with an aggregate capacity of approximately 4,514,000 dwt and an average age of 10.1 years.

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions.  We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for the balance of 2021 and 2022 to be:

	Q4 2021	2022
Estimated Drydock Costs (1)	$2.2 million	$12.3 million
Estimated BWTS Costs (2)	$0.6 million	$6.1 million
Estimated Fuel Efficiency Upgrade Costs (3)	$0.2 million	$8.6 million
Total Estimated Costs	$2.9 million	$27.0 million
Estimated Offhire Days (4)	60	300

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses. Estimated drydocking costs for 2022 exclude the $0.8 million in relation to the agreed upon sale of the Genco Provence.

(2) Estimated costs associated with the installation of ballast water treatment systems is expected to be funded with cash on hand.

(3) Estimated costs associated with the installation of fuel efficiency upgrades are expected to be funded with cash on hand.

(4) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days per sector scheduled for Q4 2021 consists of 40 days for two Ultramaxes and 20 days for one Supramax. Estimated offhire days for 2022 relate to 12 vessels drydocking during the year and exclude days related to the Genco Provence due to the vessel’s agreed upon sale.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$155,252	$87,524	$363,851	$260,066
Total revenues	155,252	87,524	363,851	260,066

Operating expenses:
Voyage expenses	37,797	33,487	109,572	123,550
Vessel operating expenses	21,788	23,460	59,622	66,332
Charter hire expenses	8,644	1,020	22,405	5,527
General and administrative expenses (inclusive of nonvested stock amortization expense of $0.6 million, $0.5 million, $1.7 million and $1.5 million , respectively)	5,659	5,115	17,616	16,353
Technical management fees	1,631	1,739	4,400	5,316
Depreciation and amortization	14,200	16,115	41,409	49,619
Impairment of vessel assets	-	21,896	-	134,710
Loss on sale of vessels	159	358	894	844
Total operating expenses	89,878	103,190	255,918	402,251

Operating income (loss)	65,374	(15,666)	107,933	(142,185)

Other income (expense):
Other income (expense)	84	(436)	440	(900)
Interest income	25	101	144	948
Interest expense	(3,943)	(5,097)	(12,955)	(17,515)
Loss on debt extinguishment	(4,408)	-	(4,408)	-
Other expense, net	(8,242)	(5,432)	(16,779)	(17,467)

Net income (loss)	$57,132	$(21,098)	$91,154	$(159,652)

Net earnings (loss) per share - basic	$1.36	$(0.50)	$2.17	$(3.81)

Net earnings (loss) per share - diluted	$1.34	$(0.50)	$2.14	$(3.81)

Weighted average common shares outstanding - basic	42,095,211	41,928,682	42,047,115	41,898,756

Weighted average common shares outstanding - diluted	42,750,836	41,928,682	42,548,187	41,898,756

	September 30, 2021	December 31, 2020
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$80,172	$143,872
Restricted cash	-	35,492
Due from charterers, net	22,069	12,991
Prepaid expenses and other current assets	9,544	10,856
Inventories	23,722	21,583
Vessels held for sale	6,964	22,408
Total current assets	142,471	247,202

Noncurrent assets:
Vessels, net of accumulated depreciation of $239,893 and $204,201, respectively	991,471	919,114
Deposits on vessels	17,702	-
Vessels held for exchange	-	38,214
Deferred drydock, net	12,465	14,689
Fixed assets, net	6,072	6,393
Operating lease right-of-use assets	5,845	6,882
Restricted cash	315	315
Fair value of derivative instruments	424	-
Total noncurrent assets	1,034,294	985,607

Total assets	$1,176,765	$1,232,809

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$24,138	$22,793
Current portion of long-term debt	-	80,642
Deferred revenue	14,441	8,421
Fair market value of time charters acquired	2,220	-
Current operating lease liabilities	1,835	1,765
Total current liabilities	42,634	113,621

Noncurrent liabilities
Long-term operating lease liabilities	6,677	8,061
Contract liability	-	7,200
Long-term debt, net of deferred financing costs of $8,229 and $9,653, respectively	296,771	358,933
Total noncurrent liabilities	303,448	374,194

Total liabilities	346,082	487,815

Commitments and contingencies

Equity:
Common stock	419	418
Additional paid-in capital	1,707,900	1,713,406
Accumulated other comprehensive income	40	-
Accumulated deficit	(877,676)	(968,830)
Total equity	830,683	744,994

Total liabilities and equity	$1,176,765	$1,232,809

	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net income (loss)	$91,154	$(159,652)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	41,409	49,619
Amortization of deferred financing costs	3,110	2,906
Amortization of fair market value of time charters acquired	(2,043)	-
Right-of-use asset amortization	1,037	1,016
Amortization of nonvested stock compensation expense	1,670	1,491
Impairment of vessel assets	-	134,710
Loss on sale of vessels	894	844
Loss on debt extinguishment	4,408	-
Amortization of premium on derivative	153	-
Interest rate cap premium payment	(240)	-
Insurance proceeds for protection and indemnity claims	913	330
Insurance proceeds for loss of hire claims	-	78
Change in assets and liabilities:
(Increase) decrease in due from charterers	(9,078)	2,795
(Increase) decrease in prepaid expenses and other current assets	(193)	143
(Increase) decrease in inventories	(2,139)	6,049
Increase (decrease) in accounts payable and accrued expenses	1,111	(17,956)
Increase in deferred revenue	6,020	1,691
Decrease in operating lease liabilities	(1,314)	(1,250)
Deferred drydock costs incurred	(1,885)	(6,799)
Net cash provided by operating activities	134,987	16,015

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(113,199)	(3,379)
Purchase of scrubbers (capitalized in Vessels)	(193)	(10,948)
Purchase of other fixed assets	(901)	(3,684)
Net proceeds from sale of vessels	36,696	29,854
Insurance proceeds for hull and machinery claims	295	484
Net cash (used in) provided by investing activities	(77,302)	12,327

Cash flows from financing activities
Proceeds from the $450 Million Credit Facility	350,000	-
Repayments on the $450 Million Credit Facility	(45,000)	-
Proceeds from the $133 Million Credit Facility	-	24,000
Repayments on the $133 Million Credit Facility	(114,940)	(5,660)
Proceeds from the $495 Million Credit Facility	-	11,250
Repayments on the $495 Million Credit Facility	(334,288)	(49,981)
Cash dividends paid	(7,175)	(8,963)
Payment of deferred financing costs	(5,474)	(462)
Net cash used in financing activities	(156,877)	(29,816)

Net decrease in cash, cash equivalents and restricted cash	(99,192)	(1,474)

Cash, cash equivalents and restricted cash at beginning of period	179,679	162,249
Cash, cash equivalents and restricted cash at end of period	$80,487	$160,775

		Three Months Ended September 30, 2021
Adjusted Net Income Reconciliation		(unaudited)
Net income		$57,132
+	Loss on sale of vessels	159
+	Loss on debt extinguishment	4,408
	Adjusted net income	$61,699

	Adjusted net earnings per share - basic	$1.47
	Adjusted net earnings per share - diluted	$1.44

	Weighted average common shares outstanding - basic	42,095,211
	Weighted average common shares outstanding - diluted	42,750,836

	Weighted average common shares outstanding - basic as per financial statements	42,095,211
	Dilutive effect of stock options	442,617
	Dilutive effect of restricted stock units	213,008
	Weighted average common shares outstanding - diluted as adjusted	42,750,836

		Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
		(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:		(unaudited)		(unaudited)
Net income (loss)		$57,132	$(21,098)	$91,154	$(159,652)
+	Net interest expense	3,918	4,996	12,811	16,567
+	Depreciation and amortization	14,200	16,115	41,409	49,619
	EBITDA(1)	$75,250	$13	$145,374	$(93,466)

+	Impairment of vessel assets	-	21,896	-	134,710
+	Loss on sale of vessels	159	358	894	844
+	Loss on debt extinguishment	4,408	-	4,408	-
	Adjusted EBITDA	$79,817	$22,267	$150,676	$42,088

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	43	51	43	51
Average number of vessels (2)	40.6	51.4	41.3	52.9
Total ownership days for fleet (3)	3,735	4,729	11,280	14,495
Total chartered-in days (4)	333	145	1,120	816
Total available days for fleet (5)	4,048	4,773	12,289	14,891
Total available days for owned fleet (6)	3,715	4,628	11,169	14,075
Total operating days for fleet (7)	3,990	4,626	12,108	14,576
Fleet utilization (8)	98.1%	96.2%	98.1%	97.3%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$29,287	$11,456	$20,761	$9,307
Daily vessel operating expenses per vessel (10)	5,833	4,961	5,286	4,576

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,564.0	1,564.0	4,641.0	4,658.0
Panamax	-	-	-	64.8
Ultramax	970.0	552.0	2,520.8	1,644.0
Supramax	1,201.3	1,840.0	3,890.5	5,480.0
Handymax	-	-	-	-
Handysize	-	773.3	227.5	2,648.0
Total	3,735.3	4,729.3	11,279.8	14,494.8

Chartered-in days
Capesize	-	-	-	-
Panamax	-	-	-	-
Ultramax	43.3	82.2	387.5	374.7
Supramax	289.8	60.6	732.3	363.5
Handymax	-	-	-	14.5
Handysize	-	2.5	-	63.2
Total	333.1	145.3	1,119.8	815.9

Available days (owned & chartered-in fleet)
Capesize	1,564.0	1,551.2	4,583.4	4,609.5
Panamax	-	-	-	64.4
Ultramax	997.1	633.8	2,883.5	1,939.4
Supramax	1,487.3	1,829.2	4,594.1	5,581.8
Handymax	-	-	-	14.5
Handysize	-	758.9	227.5	2,681.1
Total	4,048.4	4,773.1	12,288.5	14,890.7

Available days (owned fleet)
Capesize	1,564.0	1,551.2	4,583.4	4,609.5
Panamax	-	-	-	64.4
Ultramax	953.8	551.6	2,496.0	1,564.7
Supramax	1,197.5	1,768.6	3,861.8	5,218.3
Handymax	-	-	-	-
Handysize	-	756.4	227.5	2,617.9
Total	3,715.3	4,627.8	11,168.7	14,074.8

Operating days
Capesize	1,545.3	1,513.5	4,549.2	4,570.4
Panamax	-	-	-	60.1
Ultramax	981.6	625.4	2,854.5	1,929.6
Supramax	1,463.5	1,814.0	4,513.3	5,521.3
Handymax	-	-	-	14.5
Handysize	-	673.4	191.3	2,479.8
Total	3,990.4	4,626.3	12,108.3	14,575.7

Fleet utilization
Capesize	98.8%	96.8%	99.1%	98.5%
Panamax	-	-	-	92.7%
Ultramax	96.9%	98.6%	98.2%	99.5%
Supramax	98.1%	97.9%	97.6%	98.0%
Handymax	-	-	-	100.0%
Handysize	-	88.7%	84.1%	92.0%
Fleet average	98.1%	96.2%	98.1%	97.3%

Average Daily Results:
Time Charter Equivalent
Capesize	$30,809	$16,287	$22,829	$14,147
Panamax	-	-	-	5,365
Ultramax	23,271	10,965	18,365	9,028
Supramax	31,996	9,523	20,605	7,136
Handymax	-	-	-	-
Handysize	-	6,445	8,503	5,328
Fleet average	29,287	11,456	20,761	9,307

Daily vessel operating expenses
Capesize	$6,092	$5,255	$5,590	$5,064
Panamax	-	-	-	3,149
Ultramax	5,792	5,709	5,194	4,728
Supramax	5,515	4,786	4,961	4,396
Handymax	-	-	-	-
Handysize	-	4,191	5,617	3,967
Fleet average	5,833	4,961	5,286	4,576

1)
EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses and charter hire expenses, divided by the number of the available days of our owned fleet during the period. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the fourth quarter of 2021 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the fourth quarter to the most comparable financial measures presented in accordance with GAAP.

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We provide a full-service logistics solution to our customers utilizing our in-house commercial operating platform, as we transport key cargoes such as iron ore, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Capesize (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk) enabling us to carry a wide range of cargoes. We make capital expenditures from time to time in connection with vessel acquisitions. As of November 3, 2021, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, 13 Ultramax and 12 Supramax vessels with an aggregate capacity of approximately 4,514,000 dwt and an average age of 10.1 years.

The following table reflects Genco’s fleet list as of November 3, 2021:

	Vessel	DWT	Year Built
Capesize
1	Genco Resolute	181,060	2015
2	Genco Endeavour	181,060	2015
3	Genco Liberty	180,387	2016
4	Genco Defender	180,377	2016
5	Genco Constantine	180,183	2008
6	Genco Augustus	180,151	2007
7	Baltic Lion	179,185	2012
8	Genco Tiger	179,185	2011
9	Genco London	177,833	2007
10	Baltic Wolf	177,752	2010
11	Genco Titus	177,729	2007
12	Baltic Bear	177,717	2010
13	Genco Tiberius	175,874	2007
14	Genco Commodus	169,098	2009
15	Genco Hadrian	169,025	2008
16	Genco Maximus	169,025	2009
17	Genco Claudius	169,001	2010
Ultramax
1	Genco Freedom	63,671	2015
2	Genco Vigilant	63,671	2015
3	Baltic Hornet	63,574	2014
4	Genco Enterprise	63,473	2016
5	Baltic Mantis	63,470	2015
6	Baltic Scorpion	63,462	2015
7	Genco Magic	63,446	2014
8	Baltic Wasp	63,389	2015
9	Genco Constellation	63,310	2017
10	Genco Mayflower	63,304	2017
11	Genco Madeleine	63,166	2014
12	Genco Weatherly	61,556	2014
13	Genco Columbia	60,294	2016

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Brittany	58,018	2010
6	Genco Languedoc	58,018	2010
7	Genco Pyrenees	58,018	2010
8	Genco Bourgogne	58,018	2010
9	Genco Aquitaine	57,981	2009
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Picardy	55,257	2005

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday,

November 4, 2021 at 8:30 a.m. Eastern Time to discuss its 2021 third quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (334) 777-6978 or (800) 367-2403 and enter passcode 8667167. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 8667167. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

   "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results continue to be affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to realize the economic benefits or recover the cost of the scrubbers we have installed.; (xix) our financial results for the year ending December 31, 2021 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our new dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) the duration and impact of the COVID-19 novel coronavirus epidemic, which may negatively affect general global and regional economic conditions; our ability to charter our vessels at all and the rates at which are able to do so; our ability to call on or depart from ports on a timely basis or at all; our ability to crew, maintain, and repair our vessels, including without limitation the impact diversion of our vessels to perform crew rotations may have on our revenues, expenses, and ability to consummate vessel sales, expense and disruption to our operations that may arise from the inability to rotate crews on schedule, and delay and added expense we may incur in rotating crews in the current environment; our ability to staff and maintain our headquarters and administrative operations; sources of cash and liquidity; our ability to sell vessels in the secondary market, including without limitation the compliance of purchasers and us with the terms of vessel sale contracts, and the prices at which vessels are sold; and other factors relevant to our business described from time to time in our filings with the Securities and Exchange Commission; and (xxiv) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550